CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SILC Holdings, LLC

We hereby consent to the use in the foregoing Regulation A Offering Statement on Form 1-A of our report dated July 7, 2015, and to the reference to our firm under the heading “Experts” in the Offering Circular.

Mia A. Thomas, P.A.

/s/ Mia A. Thomas, P.A.

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Orlando, Florida
September 29, 2015